Exhibit 99.2

Preliminary Offering Memorandum Excerpts

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have now and, after the offering, will continue to have a significant amount of indebtedness. On December 31, 2008, on an adjusted basis to give effect to this offering, our issuance of 11 5/8% Senior Notes due 2014 in January 2009 and the retirement of approximately £101 million of the Sterling Notes in March 2009 (but not to any additional retirement of any currently outstanding Sterling Notes or Euro Notes), we would have had total indebtedness and other financing arrangements of $8,943 million, of which $300 million would have consisted of the notes offered hereby, and the balance would have consisted of $784 million accreted value ($1,070 million principal amount at maturity) of the Senior Subordinated Discount Notes, $1,375 million of Existing Senior Notes, $5,480 million under our senior secured credit facilities, $362 million of Parent’s Senior Discount Notes due 2016, $447 million of other Parent indebtedness and $195 million of existing capital lease obligations and other loans and financing arrangements.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	limit our ability to adjust to changing market conditions; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, our indentures and our senior secured credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our best interests long-term. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Capitalization

The following table sets forth Parent’s cash and cash equivalents and capitalization as of December 31, 2008 both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to (a) our issuance of $330 million in aggregate principal amount of 11 5/8 % Senior Notes due 2014 in January 2009 and our use of approximately $197 million of the net proceeds thereof to retire a portion of the Sterling Notes and to pay related obligations in March 2009, and (b) this offering and the use of proceeds from this offering (but not to any additional retirement of any currently outstanding Sterling Notes or Euro Notes). You should read this table in conjunction with “Use of Proceeds” above and with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2008 10-K incorporated by reference in this offering memorandum.

	As of December 31, 2008
	Actual	As adjusted
	(in millions)
Cash and cash equivalents(1)	$466	$

Long-term debt and capital lease obligations, including current portion:
Senior secured term loans	$5,185		$5,185

Revolving credit facility(2)	295		295

% Senior Notes due 2016 offered hereby	—		300

11 5/8 Senior Notes due 2014(3)	—		297

10% Senior Notes due 2014(4)	869		869

9% Senior Notes due 2014(5)	209		209

12 1/2% Senior Subordinated Discount Notes due 2016	784		784

11 1/8% Senior Discount Notes due 2016(6)	362		362

Euro and GBP Medium Term Notes(7)(8)	595		447

Other long-term debt	8		8
Capital lease obligations	121		121

Total long-term debt and capital lease obligations, including current portion(9)	8,428		8,877
Total shareholders’ equity	2,875		2,875

Total capitalization	$11,303		$11,752

(1)	Adjusted to include net proceeds from this offering. If we were to use proceeds from this offering to retire Sterling Notes and Euro Notes and to pay related obligations, cash and cash equivalents would be reduced by the amount used to retire the Sterling Notes and the Euro Notes and to pay related obligations.
(2)	Does not include approximately $5 million of outstanding letters of credit. Our revolving credit facility provides for additional availability of $388 million as of December 31, 2008. As of the date of this offering memorandum, we had $265 million of borrowings outstanding, with additional availability of $415 million.
(3)	$330 million face amount.
(4)	$870 million face amount.
(5)	Debt is denominated in Euros and has an aggregate outstanding principal amount of €150 million.
(6)	Debt is denominated in Euros and has an aggregate outstanding principal amount at maturity of €343 million.
(7)

Of the debt issued pursuant to our Euro Medium Term Note program, (i) the portion comprised of the Sterling Notes is denominated in British pounds, with an aggregate outstanding principal amount of £250 million (“actual”) and £149 million (“as adjusted”), (ii) a portion is denominated in Euros, with an aggregate outstanding principal amount of €130 million, and (iii) a portion is denominated in Japanese yen, with an aggregate outstanding principal amount of ¥4,000 million. We may use proceeds of this offering to retire a portion of the Sterling Notes and the Euro Notes and to pay related obligations; however, the “as adjusted” amount set forth above does not reflect any such retirement. Because we would be required to pay certain obligations related to the Sterling Notes and the Euro Notes in connection with any retirement thereof, the amount of any Sterling Notes and Euro Notes retired with the net proceeds from this offering would not have a dollar-for-dollar relationship with such net proceeds.

(8)

We used approximately $197 million of the net proceeds from our issuance of 11 5/8 Senior Notes due 2014 in January 2009 to retire approximately £101 million of the Sterling Notes and to pay related obligations in March 2009.

(9)	Excludes short-term debt in the amount of $2 million and bank overdrafts in the amount of $64 million.